EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 5, 2006 accompanying the consolidated financial statements of Broadcaster, Inc for the years ended June 30, 2006 and 2005 appearing in this Registration Statement on Form SB-2 of Broadcaster, Inc. We consent to the inclusion of our report and for the use of our name as it appears under the caption “Experts.”

/s/Burr, Pilger & Mayer LLP

San Francisco, CA

November 30, 2006